EXHIBIT 10(iii).5

BALDOR ELECTRIC COMPANY

BONUS PLAN

FOR OFFICERS AND KEY MANAGERS

Plan Administration

The Board of Directors (“Board”) of the Company has sole responsibility for adopting, reviewing and revising the Company’s Bonus Plan (“Plan”) and all its provisions.

Plan Participants

Participants are Officers and Key Managers of the Company as approved by the Board annually. Participation in the Plan does not constitute a guarantee of employment and incentive awards for Plan participants whose employment is terminated for any reason shall forfeit their rights to any bonus payment. Participants who retire or go on disability during the Plan year will not normally receive a prorated bonus payment.

Bonus Payment Date

The bonus will be paid in a lump sum as soon as practical after the Company’s financial results for the applicable year have been certified by the external auditors.

Bonus Formula

Bonus amounts, as a percentage of base compensation, are earned by the participants based upon achieving target and stretch goals for two independent components – net sales and net earnings. Fifty percent (50%) of the bonus amount earned is based on achieving pre-set net sales goals and fifty percent (50%) of the bonus amount earned is based on achieving pre-set net earnings goals. The specific goals of the Plan will be determined on an annual basis by the Board.

Component 1 – Net Sales

For net sales below target, 0% bonus is earned. For net sales at or above target, the bonus amount will be earned on a pro-rata basis.

Component 2 – Net Earnings

For net earnings below target, 0% bonus is earned. For net earnings at or above target, the bonus amount will be earned on a pro-rata basis, except that that the Board has the discretion to cap the bonus amount earned.